Exhibit 107:

Calculation of Filing Fee Tables

Form S-3

(Form Type)

NXP SEMICONDUCTORS N.V.

NXP B.V.

NXP FUNDING LLC

NXP USA, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Debt	Debt Securities of NXP B.V.	457(r)	(1)	(1)	(1)	(2)	(2)

	Debt	Debt Securities of NXP Funding, LLC	457(r)	(1)	(1)	(1)	(2)	(2)

	Debt	Debt Securities of NXP USA, Inc.	457(r)	(1)	(1)	(1)	(2)	(2)

	Other	Guarantees of Debt Securities of NXP B.V., NXP Funding LLC and NXP USA, Inc.(3)	457(r)	(1)	(1)	(1)	(2)	(2)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

	Total Offering Amounts							N/A

	Total Fees Previously Paid							N/A

	Total Fees Offsets							N/A

	Net Fee Due							N/A

(1)

An indeterminate aggregate initial offering price or number of the securities of each identified class is being Registered as may from time to time be offered at indeterminate prices and as may from time to time be issued upon conversion, redemption, exchange, exercise or settlement of other securities registered hereunder, including under any applicable anti-dilution provision. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(2)	In accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended, the registrant is deferring payment of all of the registration fees.
(3)	Pursuant to Rule 457(n), no separate registration fee will be paid in respect of any such guarantees.